EXHIBIT 99.1
press release For further information contact: John Hatsopoulos, American DG Energy Telephone: 781.522.6020

American DG Energy Reports 2009 First Quarter Financial Performance

Core On-Site Utility Energy Business Revenues Grew 13%

WALTHAM, Mass. – May 14, 2009 – American DG Energy Inc. (OTC.BB:ADGE), a leading On-Site Utility offering clean electricity, heat, hot water and cooling solutions to hospitality, healthcare, housing and athletic facilities, reported overall revenues of $1,403,529 in the first quarter of 2009, compared to revenues of $1,516,952 for the same period in 2008. The core On-Site Utility energy revenues increased by 13% to $1,394,521 in 2009, compared to revenues of $1,234,909 in 2008. GAAP diluted earnings per share (EPS) were $(0.02) in the first quarter of 2009, compared to $(0.01) for the same period in 2008, and GAAP operating income was a loss of $(437,337) in the first quarter of 2009, compared to a loss of $(241,420) for the same period in 2008.

“We are pleased to report revenue growth of 13% in the first quarter of 2009 in our core On-Site Utility energy business” said John N. Hatsopoulos, Chief Executive Officer of American DG Energy. “Our On-Site Utility energy business continued to grow even though our revenues and margins were affected by lower energy prices (electricity, natural gas and oil) in the greater New York metropolitan area. We believe this is a temporary situation.”

American DG Energy will hold its earnings conference call today, May 14, at 10:00 a.m. Eastern Time. To listen, dial (800) 860-2442 within the U.S. or (412) 858-4600 outside the U.S. Participants should reference American DG Energy to access the call. This earnings press release will be available on the Company website at www.americandg.com in the “Investors” section under “News Releases.” The earnings call will be available for playback through Thursday, May 21, 2009. To listen to the playback, call (877) 344-7529 within the U.S. or (412) 317-0088 outside the U.S. and use Playback Code 430175.

About American DG Energy
American DG Energy supplies low-cost energy to its customers through distributed power generating systems. The Company is committed to providing institutional, commercial and small industrial facilities with clean, reliable power, cooling, heat and hot water at lower costs than charged by local utilities – without any capital or start-up costs to the energy user. American DG Energy is headquartered in Waltham, Massachusetts. More information can be found at www.americandg.com.

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FORWARD-LOOKING STATEMENTS
This press release contains forward-looking statements under the Private Securities Litigation Reform Act of 1995 that involve a number of risks and uncertainties. Important factors could cause actual results to differ materially from those indicated by such forward-looking statements, as disclosed on the Company’s website and in Securities and Exchange Commission filings. This press release does not constitute an offer to buy or sell securities by the Company, its subsidiaries or any associated party and is meant purely for informational purposes. The statements in this press release are made as of the date of this press release, even if subsequently made available by the Company on its website or otherwise. The Company does not assume any obligation to update the forward-looking statements provided to reflect events that occur or circumstances that exist after the date on which they were made.

American DG Energy Reports 2009 First Quarter Financial Performance, page 2 of 3

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
for the Three Months Ended March 31, 2009 and March 31, 2008

	Three Months Ended
	March 31,	March 31,
	2009	2008
	UNAUDITED	UNAUDITED

Net Sales	$1,403,529	$1,516,952

Cost of sales
Fuel, maintenance and installation	1,054,533	1,077,087
Depreciation expense	197,742	115,701
	1,252,275	1,192,788
Gross profit	151,254	324,164

Operating expenses
General and administrative	349,767	348,887
Selling	120,064	114,850
Engineering	118,760	101,847
	588,591	565,584
Loss from operations	(437,337)	(241,420)

Other income (expense)
Interest and other income	23,778	47,906
Interest expense	(117,500)	(120,500)
	(93,722)	(72,594)

Loss from continuing operations, before tax	(531,059)	(314,014)
Provision for state income taxes	(2,050)	(28,613)
Net loss	(533,109)	(342,627)

Less: Income attributable to the noncontrolling interest	(42,204)	(82,135)
Net loss attributable to American DG Energy Inc.	(575,313)	(424,762)

Net loss per share - basic and diluted	$(0.02)	$(0.01)

Weighted average shares outstanding -
basic and diluted	33,535,306	32,265,813

Non-GAAP financial disclosure
Loss from operations	$(437,337)	$(241,420)
Depreciation expense	201,076	115,701
Stock based compensation	84,746	95,640
Adjusted (loss) income from operations	$(151,515)	$(30,079)

American DG Energy Reports 2009 First Quarter Financial Performance, page 3 of 3

CONDENSED CONSOLIDATED BALANCE SHEETS
as of March 31, 2009 and December 31, 2008

	March 31,	December 31,
	2009	2008
	UNAUDITED
ASSETS
Current assets:
Cash and cash equivalents	$1,502,742	$1,683,498
Short-term investments	271,133	761,614
Accounts receivable, net	789,143	835,922
Unbilled revenue	129,448	204,750
Due from related party, current	379,538	297,417
Prepaid and other current assets	164,362	163,121
Total current assets	3,236,366	3,946,322

Property, plant and equipment, net	7,230,214	6,983,392

Accounts receivable, long- term	-	5,647
TOTAL ASSETS	10,466,580	10,935,361

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	275,139	270,852
Accrued expenses and other current liabilities	331,814	384,340
Due to related party	195,042	166,560
Capital lease obligations	2,431	2,431
Total current liabilities	804,426	824,183

Long-term liabilities:
Convertible debentures	5,875,000	5,875,000
Capital lease obligations, long-term	13,865	14,394
Total liabilities	6,693,291	6,713,577

Stockholders’ equity:
American DG Energy Inc. shareholders' equity:
Common stock, $0.001 par value; 50,000,000 shares
authorized; 34,034,496 issued and outstanding
at March 31, 2009 and December 31, 2008, respectively	34,034	34,034
Additional paid- in- capital	12,709,578	12,614,332
Common stock subscription	(10,540)	(35,040)
Accumulated deficit	(10,283,858)	(9,708,545)
Total American DG Energy Inc. stockholders' equity	2,449,214	2,904,781
Noncontrolling interest	1,324,075	1,317,003
Total stockholders' equity	3,773,289	4,221,784

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$10,466,580	$10,935,361